NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 12, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 28, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Bonanza Creek Energy, Inc. emerged from Bankruptcy on April 28, 2017. As a result, Holders of the Company’s legacy equity will be allocated 446,788 New Common Shares, resulting in an effective equivalent reverse stock split of 1 for 111.5879, considering Bonanza Creek had 49,856,141 shares outstanding as of April 26, 2017. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of the 'Old' Common Stock and does not affect the continued listing on the NYSE of the 'New' Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 1, 2017.